Exhibit 3.7.3

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

RAYTHEON AIRCRAFT HOLDINGS, INC.

Raytheon Aircraft Holdings, Inc. a corporation organized and existing under and by virtue of the laws of the states of Kansas (the “Corporation”), does hereby certify that the following amendment to the Articles of Incorporation of the Corporation were duly adopted by the Board of Directors and Shareholders of the Corporation in accordance with K.S.A. 17-6602.

FIRST:	The name of the Corporation is Raytheon Aircraft Holdings, Inc. The date of filing of the Corporation’s original Articles of Incorporation with the Kansas Secretary of State was April 30, 1962.

SECOND:	Article One of the Corporation’s Articles of Incorporation is hereby amended to read as follows:

“Article One: The name of the corporation is Raytheon Aircraft Quality Support Company.”

THIRD:	Pursuant to the unanimous written consent of the directors of the Corporation, the Amendment to the Articles of Incorporation was adopted and approved by the written consent of the sole stockholder of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed this 29th day of January, 1999, on behalf of Raytheon Aircraft Holdings, Inc. by its President thereby acknowledging under penalties of perjury that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated therein are true, and attested by the Secretary of the Corporation.

ATTEST:	RAYTHEON AIRCRAFT HOLDINGS, INC.	[seal of..]

/s/ Wayne W Wallace	/s/ Phillip Fletcher
Wayne W Wallace, Asst. Secretary	Phillip Fletcher, President

STATE OF KANSAS	)
	)	ss:
COUNTY OF SEDGWICK	)

The foregoing instrument was acknowledged before me this 29th day of January, 1999, by Philip Fletcher, President of Raytheon Aircraft Holdings, Inc., and Wayne W Wallace, Secretary of Raytheon Aircraft Holdings, Inc.

[seal of..]	[seal of..]

My appointment expires: 3-9-02		Notary Public